Exhibit 5.2

July 31, 2014

American Realty Capital Properties, Inc.

405 Park Avenue

New York, New York 10022

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by ARC Properties Operating Partnership, L.P., a Delaware limited partnership (the “Issuer”), of (i) $1,300,000,000 in aggregate principal amount of 2.000% Senior Notes due 2017 (the “2017 Notes”), (ii) $750,000,000 in aggregate principal amount of 3.000% Senior Notes due 2019 (the “2019 Notes”) and (iii) $500,000,000 in aggregate principal amount of 4.600% Senior Notes due 2024 (the “2024 Notes” and, together with the 2017 Notes and the 2019 Notes, the “Exchange Notes”), covered by the above-referenced Registration Statement on Form S-4, and all amendments thereto (the “Registration Statement”), as filed by the Issuer and the Company on or about the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Notes will be issued by the Issuer in exchange for an equivalent aggregate principal amount of the Issuer’s outstanding 2017 Notes, 2019 Notes and 2024 Notes (collectively, the “Original Notes”). The Original Notes are guaranteed by the Company (the “Original Guarantees”) and the Exchange Notes will be guaranteed by the Company (the “Exchange Guarantees”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the Prospectus included therein, in the form to be transmitted to the Commission under the 1933 Act;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

American Realty Capital Properties, Inc.

July 31, 2014

4. Resolutions adopted by the Board of Directors of the Company and duly authorized officers of the Company relating to, among other matters, the Exchange Guarantees and the execution, delivery and performance by the Company of the Indenture (as defined herein), certified as of the date hereof by an officer of the Company;

5. The Indenture, dated as of February 6, 2014 (the “Base Indenture”), among Clark Acquisition, LLC, a Delaware limited liability company, the Issuer, the Company, Safari Acquisition, LLC, a Delaware limited liability company, Tiger Acquisition, LLC, a Delaware limited liability company, and U.S. Bank National Association, as trustee, as supplemented by an officer’s certificate dated as of February 6, 2014 (the “Certificate” and, together with the Base Indenture, the “Indenture”);

6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied

American Realty Capital Properties, Inc.

July 31, 2014

upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Exchange Notes and the Exchange Guarantees, if and when issued, will have substantially identical terms as the Original Notes and the Original Guarantees, as the case may be, and be issued in exchange therefor in accordance with the Indenture and the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution, delivery and performance by the Company of the Indenture, including the Exchange Guarantees to which it is party, have been duly authorized by all necessary corporate action of the Company.

3. The Indenture has been duly executed and delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Proskauer Rose LLP, counsel to the Company, may rely on this opinion in connection with any opinion to be delivered by it in connection with the Exchange Notes and the Exchange Guarantees. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP